Exhibit 10.16

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

INTELLON CORPORATION

and

CHARLES E. HARRIS

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), to be executed and effective as of September 27, 2007, between Charles E. Harris (“Executive”), having an address of [                                                                             ] and Intellon Corporation, a Delaware corporation (the “Company”), having its principal office at 5100 W. Silver Springs Boulevard, Ocala, Florida 34482.

WHEREAS, the Company and Executive have previously entered into an Employment Agreement, dated September 10, 2001, which Employment Agreement was amended by Amendment Number 1 to Employment Agreement, by and between the Company and Executive, dated June 24, 2003, and further amended by (i) the First Amended and Restated Employment Agreement, dated as of November 20, 2003, and (ii) the Second Amended and Restated Employment Agreement, dated as of September 28, 2006 (with such Employment Agreement, Amendment Number 1, the First Amended and Restated Agreement, and the Second Amended and Restated Agreement being collectively referred to as the “Prior Agreement”);

WHEREAS, the Company desires to continue the services of Executive as its Chairman of the Board and Chief Executive Officer on terms modified from those reflected in the Prior Agreement, and to enter into this Agreement, an amended and restated employment agreement, embodying the terms of such modified relationship; and

WHEREAS, Executive is willing to accept such employment by the Company upon the modified terms and conditions as hereinafter set forth; and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to reflect the modified terms and conditions of Executive’s employment by the Company, and to supersede and replace with this Agreement the terms of all prior agreements, including but not limited to the Prior Agreement, with respect to the employment of Executive by the Company; provided, that stock option and restricted stock agreements relating to specific prior option and restricted stock grants shall not be superseded,

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I

Employment and Term

Section 1.01 Position; Responsibilities.

(a) The Company hereby employs Executive as its Chairman of the Board and Chief Executive Officer upon the terms and conditions hereinafter set forth.

(b) Executive shall at all times hold the positions of either: (i) Chairman of the Board and Chief Executive Officer or (ii) Chief Executive Officer (with a third party serving as a non-executive Chairman of the Board of the Company), with the duties, responsibilities and authorities customarily associated with such positions. Such duties generally shall include authority and responsibility for developing corporate strategy and directing the senior management of the Company, subject to policies adopted by the Board of Directors of the Company (the “Board”). Executive shall perform such other additional duties and services of a senior executive nature, consistent with his position, as may be reasonably requested of him from time to time by the Board. Executive shall report directly and solely to the Board.

Section 1.02 Performance of Duties/Other Commitments and Activities.

(a) Executive shall at all times endeavor to perform duly and faithfully all of his duties hereunder to the best of his abilities.

(b) Executive shall, subject to the direction and supervision of the Board, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing Executive from engaging in any of the activities described in clauses (i), (ii), (iii) and/or (iv) below so long as such activities do not violate any other agreements between Executive and the Company:

(i) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

(ii) serving on the board of directors of any company; provided that he obtains the prior approval of a majority of the Board and shall not be required to render any material services with respect to the operations or affairs of any such company;

(iii) engaging in religious, charitable, educational or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement; or

(iv) serving in such capacities as may be reasonably necessary for Executive to maintain his active professional licensing as a member of the Bar of each of the State of Florida and the District of Columbia, and as a registered representative and registered principal (Series 7, 24 and 63) under applicable NASD regulations, so long as such activities do not impair his ability to fulfill his duties and responsibilities under this Agreement.

(c) Executive’s base of operations under this Agreement shall be in the Orlando, Florida area, although Executive may, at his election, from time to time render his services from other locations. Executive agrees he shall work at the Company’s facilities at Ocala, Florida on a sufficiently regular basis so that he can provide adequate management of the Company’s executive team and others. Executive acknowledges that from time to time he shall be required to travel to the Company’s other offices in the San Francisco/Northern California and Toronto, Canada areas. Unless otherwise agreed by Executive and the Company, Executive shall be required to maintain an office in his personal residence in the Orlando, Florida area for the conduct of his services to the Company.

Section 1.03 Term. Executive’s term of employment under this Agreement (the “Term” including any extensions thereto pursuant to this Section 1.03) shall commence on September 28, 2006 (the “Commencement Date”) and shall expire on the third anniversary of the Commencement Date; provided, however, that upon the expiration of the Term and each anniversary thereof, the term of Executive’s employment pursuant to this Agreement shall be extended automatically for an additional period of one (1) year unless either Executive or the Company provides written notice to the other that such automatic extension not occur not less than sixty (60) days prior to the expiration of the Term or any relevant anniversary thereof.

Section 1.04 Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are defined in Section 3.01).

Section 1.05 Representation and Warranty of Company. The Company hereby represents and warrants to Executive that (a) it is not aware of any fact, circumstance or event which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause or Good Reason hereunder, and (b) it has received all authorizations and has taken all actions necessary or appropriate for the due execution, delivery and performance of this Agreement.

ARTICLE II

Compensation

Section 2.01 General. The Company shall compensate Executive for all of his services under this Agreement, as set forth herein.

Section 2.02 Basic Compensation. Effective July 1, 2007, Executive’s salary, when annualized, shall be at the rate of $350,000, less applicable withholdings (“Base Salary”), and shall be payable in bi-weekly or other installments in accordance with the Company’s normal payment schedule for senior management (but not less frequently than monthly). The Base Salary shall be subject to annual review at the end of each year during the Term, and may be increased (but not decreased) by the Board in its sole discretion for subsequent years.

Section 2.03 Incentive Compensation. Executive shall be eligible to participate in an annual incentive compensation program for senior management of the Company (“Incentive Compensation Program”). The Executive and the Company agree that Executive’s performance goals pursuant to the Incentive Compensation Program shall consist of the Company’s annual performance goals and other specific performance goals for the Executive, as determined by the Board in its discretion. In the event the Executive meets one or more such performance goals, he shall be eligible to receive an annual incentive compensation payment (the “Incentive Payment”), subject to Section 5.12. The maximum Incentive Payment for meeting all such goals shall be 65% of the Base Salary, or such higher percentage of Base Salary as deemed appropriate by the Board.

Section 2.04 Equity Incentive Programs. The Company agrees that, within ten (10) days following the date of the Second Amended and Restated Employment Agreement, the Company shall grant the Executive 1,425,000 shares of restricted common stock of the Company, $.0001 par value (the “Common Stock,” and with such grant being identified as the “Additional Grant”). The terms of each grant of Common Stock to Executive by the Company made prior to the date hereof are, and the terms of the Additional Grant shall be, as set forth in Exhibit A to this Agreement and, except as otherwise provided in this Agreement, are and shall be subject to the terms and conditions of the Company’s applicable incentive plan as identified above and related grant agreement(s).

Notwithstanding the terms of the Company’s applicable stock and option incentive plan and any related grant agreement(s), all of the terms with respect to the lapse of restrictions on shares of Common Stock issued to Executive and all of the terms with respect to the vesting and exercise of options granted to Executive under such stock and option incentive plan and related agreement(s) (the “Options”), are superseded by the terms of this Agreement, which Agreement provides, in part, as follows: (i) all of the restrictions on any shares of Common Stock issued to Executive as part of the Additional Grant shall lapse immediately upon the effective date of such grant, (ii) all of the Options granted to Executive by the Company under any applicable plan as identified above shall vest and become exercisable as of the earlier of (x) the date specified in the applicable stock option agreement covering the grant and (y) a date that is no later than thirty (30) days prior to the proposed effective date of any announced Change in Control (as defined in Section 2.05 below) of the Company (or if not announced due to the nature of the Change in Control, the effective date of the Change in Control of the Company), and (iii) all of the restrictions on any shares of Common Stock issued to Executive by the Company under any applicable plan, other than those shares included in the Additional Grant, the restrictions on which shall lapse on the effective date of such grant, shall lapse as of the earlier of (x) the date or dates specified in the applicable restricted stock agreement covering the grant and (y) the date and time immediately prior to the effective date of such Change in Control of the Company; provided, that to the extent the anticipated Change in Control does not occur, (i) all still outstanding Options that vested solely as a result of such Change in Control shall no longer be vested and shall again be subject to the vesting schedule in effect prior to announcement (or the effective date, as applicable) of the Change in Control and (ii) all restrictions on any shares of Common Stock still owned by the Executive (and his affiliates if transferred to them) that lapsed solely as a result of such Change in Control shall be restored.

All of Executive’s Options existing at November 20, 2003 were exchanged within thirty (30) days after such date for shares of restricted common stock having the terms described in Exhibit A, on the basis of one new share of restricted Common Stock for each Option share exchanged. The restrictions on all of the shares of such restricted Common Stock lapsed immediately upon the effective date of the grant.

If the Company establishes a program or practice for annual or other periodic grants of equity incentive awards, Executive shall be entitled to participate in such grants on a basis consistent with his position as set forth in Section 1.01(b) herein.

Section 2.05 Special Payment.

(a) In the event that a Change in Control of the Company occurs during the Term, or an agreement providing for a Change in Control is entered into by the Company during the Term and such Change in Control is consummated after the Term, the Company shall pay to Executive an amount (the “Special Payment”) equal to the aggregate of (x) three percent (3.0%) of any amount up to and including the first One Hundred Million ($100,000,000) Dollars of the lesser of (i) the Net Transaction Consideration (as hereinafter defined) paid or issued in the Change in Control, or (ii) the aggregate of all amounts that the Certificate of Incorporation of the Company, as then amended, provides shall be payable to the holders of all classes and series of the Company’s preferred stock upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or not (the “Alternative Liquidation Amount”), on the assumption that it occurred immediately prior to consummation of the Change in Control, regardless of whether any such liquidation payments are actually paid in connection with such Change in Control (with such full amount of the lesser of the Net Transaction Consideration or Alternative Liquidation Amount, as applicable, being referred to as the “Calculation Base”), (y) one and one-half percent (1.5%) of the amount of the Calculation Base that is greater than One Hundred Million ($100,000,000) dollars and less than or equal to One Hundred Seventy-Five Million ($175,000,000) Dollars and (z) three-quarters of one percent (.75%) of any amount of the Calculation Base that is greater than One Hundred Seventy-Five Million ($175,000,000) Dollars;

provided, that the Special Payment shall be reduced by the amount of any severance payments due to Executive pursuant to Section 3.02(a) as a result of such Change in Control; provided further, that, if in order to receive the consideration offered by the transaction, the terms or structure of the Change in Control transaction effectively require Executive to sell or exchange, prior to the expiration of the holding period then-required for the gain from that sale or exchange to be characterized as long-term capital gain [as defined in Section 1222 of the Internal Revenue Code of 1986 (or any other amended or successor provision)], any or all shares of Common Stock issued to Executive as part of the Additional Grant, the Special Payment shall be increased by an amount (the “Capital Gain Differential”) that, after reduction for all federal, state and local tax to which the Capital Gain Differential is subject, is equal to the difference of (i) the then-short term capital gain rate multiplied by the gain from the sale or exchange, less (ii) the then-long term capital gain rate multiplied by the gain from the sale or exchange; and provided further, that, for purposes of determining the amount of the Capital Gain Differential, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Capital Gain Differential is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the date the Capital Gain Differential is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes; and provided further, that the Special Payment shall be paid to Executive in the same form (e.g., cash, securities, a combination of cash and securities, other property, etc) as the applicable Net Transaction Consideration or Alternative Liquidation Amount payable to the Company and/or its stockholders. For the purposes of this Agreement, Net Transaction Consideration shall mean the aggregate consideration received by the Company or its shareholders as a result of a Change in Control, less all Company transaction costs associated with such Change in Control, including but not limited to any debt, liabilities, and/or lease costs. For purposes of determining the Net Transaction Consideration, marketable securities issued to the Company and/or shareholders as consideration to the shareholders of the Company shall be valued at the closing price (or, if such securities are quoted on a bid-asked basis, at the average of the last bid and asked prices) at the end of regular trading on the last trading day prior to the effective time of the Change in Control, or if there does not then exist a current market for such securities they shall be valued in good faith by the Board. The Special Payment shall be paid to Executive within 30 days of the effective date of the Change in Control and, notwithstanding anything to the contrary contained herein; the Company shall use its best efforts to require the delivery of such payment to Executive to be a condition precedent to the consummation of such Change in Control.

(b) Notwithstanding anything to the contrary contained herein, the Company’s obligation to make the Special Payment described in this Section 2.05(a) shall terminate in its entirety upon the closing of an Initial Public Offering by the Company.

(c) For purposes of this Agreement:

“Change in Control” shall mean the occurrence of any one of the following events:

(i) any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation (which is not directly or indirectly owned by holders of at least 50% of the combined voting power of the Company’s securities outstanding immediately prior to such consolidation or merger) or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors;

(ii) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries;

(iii) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

(iv) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors.

For the avoidance of doubt, the terms or structure of a Change in Control transaction shall be deemed effectively to require Executive, in order to receive the consideration offered by the transaction, to sell or exchange shares of Common Stock in the transaction if, by way of example only, the operative transaction documents in a merger or other business combination in which the Company is not the surviving corporation provide in connection with such transaction that the shares of Common Stock owned by Executive shall be (x) sold for or converted into cash or (y) exchanged for or converted into securities of another entity in a taxable transaction.

“Initial Public Offering” shall mean an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock for the account of the Company to the public through a nationally recognized underwriter, immediately following which such shares of Common Stock are to be listed for trading on the New York Stock Exchange, for quotation on the Nasdaq Global Market or such other internationally recognized stock exchange that is approved by the Company’s Board of Directors.

Section 2.06 Other Benefits.

(a) During the Term, Executive shall be entitled to participate in all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company. Such plans shall at all times be comparable to those made available to the senior-most management of the Company. In addition, the Company shall provide Executive with the following benefits during the Term, subject to the restrictions of Section 5.12:

(i) Reimbursement for travel between Executive’s base of operations in Orlando and the Company’s offices in Ocala, Florida, Santa Clara, California and other locations (including overnight accommodations as reasonably deemed necessary by Executive);

(ii) Company paid cell phone and home office fax machine (without any requirement to maintain records of specific use); and

(iii) Reimbursement for reasonable out-of-pocket home office expenses.

(b) During the Term, Executive shall be entitled to three (3) weeks of paid vacation in 2003 (excluding amounts accrued for 2003 under the Prior Agreement) and six (6) weeks of paid vacation in each calendar year after 2003. With respect to all unused vacation time, unless otherwise approved by the Board and the Compensation Committee of such Board, and subject to Section 5.12: (i) Executive may carry over twenty-four (24) days of unused vacation time for periods prior to calendar year 2003 into calendar year 2003; (ii) Executive may carry over only twenty (20) days of unused vacation time from calendar year 2003 and any periods prior to calendar year 2003 into calendar year 2004, and any accrued but unused vacation time from calendar year 2003 and any periods prior to calendar year 2003 in excess of such twenty (20) days shall be forfeited; and (iii) Executive may carry over only fifteen (15) days of unused vacation time from calendar year 2004, or from any other annual period subsequent to calendar year 2004, to future years, and any accrued but unused vacation time in excess of such fifteen (15) days shall be forfeited. Executive shall also be entitled to such paid holidays and paid sick leave as shall be authorized by the Company for its senior-most officers pursuant to its written policies, as determined from time to time.

Section 2.07 Expense Reimbursements. Subject to Section 5.12, the Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

Section 2.08 Excise Tax. In the event that any consideration or other amount paid or payable to Executive hereunder [including the Base Salary, Incentive Compensation, Special Payment, amounts attributable to stock option and restricted common stock grants (the “Equity Incentive”), payments or proceeds, employee benefits, and Severance Package, however denominated] constitutes or is deemed to be an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provisions) (“Excise Tax”), the Company shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject), is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

Section 2.09 Withholding. The Base Salary and all other payments to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE III

Termination of Employment

Section 3.01 Termination.

(a) Executive’s employment hereunder shall be terminable by either party with or without Cause or Good Reason and with or without notice except as otherwise provided herein, but with the effect set forth herein.

(b) Executive shall give the Company at least thirty (30) days’ advance written notice prior to any termination by Executive other than for Good Reason. The Company shall give Executive at least thirty (30) days’ advance written notice prior to any termination of Executive by the Company without Cause.

(c) Executive shall have the right to resign and terminate his employment hereunder for Good Reason (which shall also be deemed a termination by the Company other than for Cause). Notwithstanding the foregoing, termination by Executive for Good Reason shall not be effective until and unless Executive has delivered to the Company a Preliminary Notice of Good Reason and the Company has failed to remedy the same within the cure period provided below. For purposes of this Agreement, “Good Reason” means (i) the failure to elect and continue Executive at his position as set forth in Section 1.01(b) herein, or to nominate Executive for re-election as a member of the Board (unless a Cause Termination Notice (as hereinafter defined) shall theretofore have been given to Executive); (ii) the failure to assign Executive duties, authorities, responsibilities and reporting requirements consistent with his position and otherwise as set forth herein, or if the scope of any of Executive’s material duties, authorities or responsibilities set forth in Section 1.01(b) herein is reduced or expanded to a material degree without Executive’s prior consent, except for any reduction in duties, authorities or responsibilities due to (x) a decision by the Board to name a person other than Executive as non-executive Chairman of the Board, (y) Executive’s illness or disability; or (z) the temporary suspensions of Executive’s duties, authorities or responsibilities pending results of any Board commissioned investigation as to potential Cause for termination of Executive’s employment if a Cause Termination Notice shall theretofore have been given to Executive; (iii) a material reduction in Executive’s compensation from that required to be provided in accordance with the provisions of this Agreement; (iv) a requirement by the Company or the Board, without Executive’s prior consent, that Executive be based outside of the Orlando, Florida area, other than on travel temporarily and reasonably required to carry out Executive’s obligations under this Agreement, including but not limited to travel to Ocala, Florida, or travel on an occasional basis to California, or to Toronto, Canada; (v) the failure of the Company to indemnify Executive (pursuant to the terms of the Indemnification Agreement entered into between the Executive and the Company), or to maintain directors’ and officers’ liability insurance coverage for Executive, in accordance with the provisions of Section 5.11 hereof; or (vi) the Company’s material breach of Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07 or 2.08 herein, provided that, (A) “Good Reason” shall not include acts which are cured by the Company within thirty (30) days from receipt by the Company of a written notice from Executive (a “Preliminary Notice of Good Reason”) identifying in reasonable detail the act or acts constituting Good Reason, (B) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive to the Company within ninety (90) days after Executive learned of the act, failure or event (or, in the case of a series of related acts, failures or events, within one hundred twenty (120) days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, (C) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within sixty (60) days from delivery of the Preliminary Notice of Good Reason (which termination shall be effective thirty (30) days from the giving of such notice), and (D) if the Company has commenced an expedited arbitration in the manner prescribed below within fifteen (15) days after receipt of Executive’s notice of termination called for under the immediately preceding clause (C), such termination shall not be effective as a termination of employment and shall not be deemed a termination by Executive for “Good Reason” unless and until the Arbitrator shall have determined otherwise. If the Company has timely commenced such an arbitration proceeding, in the manner prescribed below, no payment shall be due Executive under Section 3.02(a) or (b) hereof until the conclusion of the arbitration proceeding or further proceeding contemplated by Section 5.04 hereof and only if an award is rendered by the Arbitrator in favor of Executive. Notwithstanding the foregoing, if the Company fails to file a demand for arbitration with the American Arbitration Association (“AAA”) and pay the requisite fees according to Section 5.04(b) herein within thirty (30) days after receipt of notice of termination from Executive, and, pursuant to the National Rules for the Resolution of Employment Disputes (the “National Rules”), diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 herein, Executive’s termination of employment from the Company shall be conclusively presumed to have been for Good Reason.

(d) The Company shall have the right to terminate Executive’s employment hereunder for Cause. For purposes hereof, “Cause” shall be defined as Executive’s having: (i) been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) committed one or more acts or omissions constituting fraud, embezzlement or willful breach of a fiduciary duty to the Company; (iii) committed one or more acts constituting gross negligence or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company; (iv) habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Employee is properly taking under a current prescription), (v) engaged in unlawful harassment of employees or customers of the Company; (vi) exposed the Company to criminal liability substantially and knowingly caused by Employee which results in a material adverse effect on the business, financial condition or results of operations of the Company; (vii) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets or to raise capital); or (viii) the Executive shall have died or become permanently disabled such that he is unable to perform the essential functions of his position(s), with or without reasonable accommodation. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

Notwithstanding the foregoing and excepting any Cause termination for death or disability, termination by the Company for Cause shall not be effective until and unless each of the following provisions shall have been complied with: (v) notice of intention to terminate for Cause (a “Preliminary Cause Notice”), the giving of which shall have been authorized by a vote of a majority of the members of the Board then in office, which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than thirty (30) days) to cure (the “Cure Period”), shall have been given to Executive by the Board within ninety (90) days after the Company first learns of the act, failure or event constituting Cause, and (w) Executive shall not have cured the acts or circumstances complained of within the Cure Period; and (x) the Board shall have called an in person meeting of the Board, at which termination of Executive is an agenda item, and shall have provided Executive with not less than twenty (20) days’ notice thereof, and (y) Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the members of the Board in advance of such meeting and, if he so desires, to personally address the members of the Board at such meeting, and (z) the Board shall have provided within three (3) business days after such meeting, a written notice of termination for cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least a majority of all of the members of the Board then in office to terminate Executive for Cause (such a notice, a “Cause Termination Notice”), which such notice shall be effective on the sixteenth day after receipt thereof by Executive, subject to the provisions hereof; provided that if Executive has commenced an expedited arbitration in the manner prescribed below within fifteen (15) days after his receipt of the Cause Termination Notice, disputing the

Company’s right under this Agreement to so terminate for Cause, Executive shall not be deemed to have been terminated for Cause unless and until the Arbitrator shall thereafter have determined that Executive was properly terminated for Cause in accordance with the provisions hereof; and provided, further that the Company may suspend Executive (A) with pay, at any time after any indictment of Executive for a criminal offense constituting a felony or after the giving of the Preliminary Cause Notice, and (B) without pay, at any time after the giving of the Cause Termination Notice, except that any payments not so made shall be made within three (3) business days after the Arbitrator shall have made a determination that Executive was terminated other than in compliance with the foregoing provisions relating to termination for Cause. If Executive or his representative fails to file a demand for arbitration with the AAA and pay the requisite fees pursuant to Rule 4 of the National Rules within thirty (30) days of his receipt of a Cause Termination Notice from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, such termination shall be conclusively presumed to have been for Cause.

If the Arbitrator declines to rule that Executive was terminated for Cause, Executive shall be treated as having been terminated without Cause and Executive shall have the rights provided under Section 3.02 below and provided elsewhere in this Agreement with respect to a termination without Cause.

For all purposes of this Agreement, “Good Reason” and “Cause” shall have the applicable defined meaning as set forth above in this Section 3.01.

Any termination of Executive’s employment by the Company shall, if requested by a majority of the members of the Board then in office, require that Executive resign all other positions (including as director) he may then be holding with the Company or any of its subsidiaries.

Section 3.02 Severance Package. In the event Executive’s employment under this Agreement is terminated during the Term (i) by the Company other than for Cause or (ii) by Executive for Good Reason, then Executive shall be entitled to a severance package (“Severance Package”) as set forth in Section 3.02 below, but only subject to Executive signing and not revoking a reasonable separation agreement and mutual release of claims. Such mutual release shall not require the Company to release Executive from any claims based on fraud, intentional misconduct or breach of fiduciary duty.

(a) Executive shall, subject to the delays permitted by Section 3.01 for arbitration and Sections 3.02 and 5.12 for Section 409A purposes, receive one hundred and fifty percent (150%) of the aggregate of (i) Executive’s annual Base Salary for the year in which such termination occurs, and (ii) the amount of the Incentive Payment paid to Executive with respect to the calendar year ended immediately prior to the calendar year during which such termination of employment occurs. Such amount shall be paid ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) over eighteen (18) months. During such 18-month period, subject to Section 5.12, the Company shall also provide to Executive Company-paid medical insurance benefits available to other senior executives of the Company, all costs of which shall be paid by the Company (and thereafter any COBRA rights available to Executive shall be paid by Executive).

(b) In the event a Change in Control occurs and Executive’s employment under this Agreement was terminated by the Company without Cause within six (6) months before or on the effective date of such Change in Control, all of Executive’s Options which were not vested on the date of such termination of Executive’s employment shall be deemed to have immediately vested and become exercisable, and all of the restrictions on all of Executive’s shares of restricted Common Stock which were effective on the date of the termination of Executive’s employment or which went into effect as a result of the termination of Executive’s employment, shall be deemed to have immediately lapsed, in either event, as of the date the Company gave Executive written notice of such termination of Executive’s employment without Cause as required by Section 3.01(b). In any such event, Executive shall be given reasonable notice in writing of such anticipated Change in Control, and (i) Executive shall be permitted to exercise any such Options through the effective date of such Change in Control; (ii) Executive shall be entitled to retain such shares of restricted Common Stock free of any restrictions, as of the date and time immediately prior to the effective date of such Change in Control; and (iii) any such Options and shares of restricted common stock shall be deemed to have remained outstanding through the effective date of such Change in Control, notwithstanding Executive’s earlier termination by the Company without Cause; provided, however, that if the retroactive vesting of Options, described above would otherwise result in an extension of the exercise period of the Options in a manner that does not comply with Section 409A of the Internal Revenue Code of 1986 (or any other amended or successor provision), then in lieu of such retroactive vesting of Options the Company shall pay Executive an amount (the “Section 409A Differential”) that, after reduction for all federal, state and local tax to which the Section 409A Differential is subject, is equal to the net gain Executive would otherwise have received upon the exercise of such Options and immediate sale or exchange of the Common Stock therefrom had the Options been retroactively vested; and provided further, that, for purposes of determining the amount of the Section 409A Differential, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Section 409A Differential is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Executive on the date the Section 409A Differential is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

(c) In the event Executive’s employment under this Agreement is terminated during the Term (i) by the Company other than for Cause or (ii) by Executive for Good Reason, and such termination occurs within twelve (12) months following a Change in Control, then all of Executive’s then outstanding unvested stock options, restricted stock and other equity incentive awards shall become fully vested and exercisable as of the date of Executive’s termination of employment.

(d) In the event a Change in Control occurs within six (6) months, or an agreement providing for a Change in Control is entered into by the Company within six (6) months and such Change in Control is subsequently consummated, after Executive’s employment under this Agreement is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, Executive shall also receive an amount equal to the Special Payment Executive would have received if such Change in Control had occurred prior to such termination of Executive’s employment.

If a corporate transaction which would constitute a Change in Control is agreed to during the pendency of an arbitration hereunder, the Company shall include appropriate provisions which will enable Executive to participate in such Change in Control event as if the arbitration were resolved favorably to Executive, but subject to such a favorable resolution.

The parties agree that the foregoing shall be Executive’s sole and exclusive monetary remedies under this Agreement by reason of termination by Executive for Good Reason or by the Company other than for Cause, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amounts shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive for Good Reason, or by reason of any termination by the Company other than for Cause hereunder. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. The parties agree that the Company shall have no recourse whatsoever to any monetary remedy by reason of Executive’s termination of employment, other than for reimbursement of actual out-of-pocket damages actually suffered and incurred by the Company as a direct result of Executive’s termination for Cause hereunder (excluding the costs of identifying and/or hiring any replacement for Executive, or any attorney’s fees or costs of investigation, which shall be borne solely by the Company), all of which are hereby waived; provided, however, that the foregoing limitation shall not apply to any claims the Company may have against Executive relating to tortious conduct by Executive which causes damage to the Company.

(e) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986 and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(f) For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

Section 3.03 Rights on Termination for Cause or Without Good Reason. No Severance Package shall be due or owing to Executive in the event that the Company shall duly terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason; provided, however, that Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation, reimbursable expenses and other benefits through the date of termination. In addition, in the event that the Company shall terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason, then except as provided in Section 2.04 above or in the following two sentences, all unvested Options or restricted stock then held by Executive, if any, shall automatically be forfeited (subject, however, to any contrary determination of the Board in its sole discretion). No forfeiture of unvested Options or restricted stock required hereby shall occur or be effective until fifteen (15) days after the later of (A) the conclusion of any arbitration proceeding or further proceeding contemplated by Section 3.01 hereof or (B) if no arbitration proceeding is commenced, until the time for commencing such a proceeding has lapsed (the later of such dates being referred to herein as the “Forfeiture Date”), but, except as otherwise provided in Section 2.04 above or in the relevant Option plan or restricted stock agreements) governing the terms thereof, no additional service-based or time-based vesting shall occur with respect to any such Options following the date Executive’s employment is deemed terminated under Section 3.01 hereof. It is expressly agreed that Executive may exercise vested Options at any time prior to the Forfeiture Date. In all other respects, the terms of the grant of any such Options shall govern.

ARTICLE IV

Confidential Information;

Inducing Company Employees; Non-Competition

Section 4.01 Confidential Information. Except in the course of Executive’s good faith performance of the duties and responsibilities of his employment with the Company, or as he may be required pursuant to any law or court order or similar process, at all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, or disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any confidential, proprietary, or trade secret information (“Confidential Information”) of the Company or any of its subsidiaries or affiliates. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such Confidential Information.

Section 4.02 Inducing of Company Employees. Except in the course of his employment with the Company, or with the prior written approval of the Board, Executive shall not at any time through the eighteen (18) month period after the termination of his employment hereunder in any way directly or indirectly hire away from the Company, attempt to hire away from the Company, or cause to be hired away from the Company any person or persons (other than Executive’s personal or executive assistants) who to Executive’s best knowledge was employed with the Company at any time during the period commencing six (6) months prior to such termination by the Company or its subsidiaries.

Section 4.03 Non-Competition. Except with the prior written approval of the Board, during the Term and for a period of eighteen (18) months following any termination of Executive’s employment by the Company for Cause or by Executive other than for Good Reason, Executive shall not directly or indirectly engage in (whether as an owner, partner, investor, consultant or otherwise) any business which offers powerline or RF communication products or technology competitive with those offered by the Company at the date of such termination; provided, however, that this restriction shall not prevent Executive from owning up to five percent (5.0%) of the outstanding voting stock of any publicly-traded company.

Section 4.04 Employee Agreement. As a condition precedent to Executive’s continued employment hereunder, Executive shall execute and deliver to the Company, by the date of this Third Amended and Restated Employment Agreement, the Company’s standard Employee Agreement, and shall comply with the provisions set forth in the Employee Agreement.

ARTICLE V

Article V Miscellaneous

Section 5.01 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to such person as Executive may designate by written notice to the Company.

Copies of all notices given to the Company shall be sent to:

Trevor J. Chaplick, Esq.

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 400 South

Washington, DC 20004-2523

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Section 5.02 Assignment and Succession. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to another entity which not later than fifteen (15) days prior to the consummation of such combination transaction expressly assumes all of the Company’s obligations to Executive hereunder. No such assignment shall limit or restrict Executive’s right to terminate this Agreement for Good Reason, which right shall remain absolute. Executive’s rights and obligations hereunder are personal and may not be assigned, provided, however, in the event of the Executive’s death or permanent disability, the Executive’s representative may exercise any unexercised Options, if any, to the extent permitted by the relevant Option plan agreement or this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

Section 5.03 Headings. The Article, Section, paragraph and subparagraph headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 5.04 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule I of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five (5) impartial arbitrators, each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA and chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne equally by each party and each party shall bear his or its own legal fees and expenses, except that the prevailing party shall be awarded his or its reasonable attorney’s fees and expenses with respect to such dispute.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement, provided, however, that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to or modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is a relief or a remedy on which a court could enter a judgment, the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and, except as otherwise provided herein with respect to Existing Grants, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in Orlando, Florida.

(g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party.

(j) Notwithstanding the dispute resolution procedures contained in this Section 5.04, either party may apply to any court sitting in Orange County, Florida (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.04; or (v) in the case of the Company, to apply for temporary, preliminary or permanent injunctive or other equitable relief or damages arising out of the Executive’s violation or alleged violation of any provision of Article IV hereof.

Section 5.05 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 5.06 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof- or the exercise of any other right, power or privilege.

Section 5.07 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.08 Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Without in any way limiting the extent of this Section 5.08, the terms and conditions of this Agreement specifically replace and supersede the Prior Agreement in its entirety. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

Section 5.09 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 5.10 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of Florida without reference to principles of conflict of laws.

Section 5.11 Indemnification. In addition to any additional benefits provided under applicable state law to Executive as a director and officer of the Company and subject to Section 5.12, Executive shall be entitled to the benefits of: (a) those provisions of the Restated Articles of Incorporation and By-Laws of the Company, as amended, which provide for indemnification of directors and officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company), and (b) any Indemnification Agreement between the Company and Executive.

The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company.

Section 5.12 Section 409A. This Agreement is intended to be construed in a manner to avoid the imposition upon payments hereunder of interest and additional tax under Section 409(a) (l) (B) of the Internal Revenue Code of 1986 (or any other amended or successor provision). Without limiting the scope of the previous sentence, with respect to any payment hereunder, subject to Section 409A, distributions on account of a separation from service may not be made, other than as authorized by Section 3.02 of this Agreement, to Executive before the date which is six (6) months after the date of the separation from service (or, if earlier, the date of death of Executive) if, as of the date of that separation from service, Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i).

Section 5.13 [Reserved]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Chief Financial Officer

/s/ Charles E. Harris
CHARLES E. HARRIS

EXHIBIT A

to

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

between

INTELLON CORPORATION

and

CHARLES E. HARRIS

Terms of Equity Incentive Grants

The terms of the Equity Incentive grants by the Company to Executive shall include the following:

1.	The restrictions on twenty percent (20%) of the shares of restricted Common Stock granted to Executive by the Company in 2003 shall lapse immediately upon the effective date of the grant. The restrictions on the remaining shares of restricted Common Stock granted to Executive pursuant to such grant shall lapse quarterly in arrears over the succeeding 15 quarters, commencing with the quarter ending December 31, 2003. The restrictions on twenty-five percent (25%) of the shares of restricted Common Stock granted to Executive by the Company in 2004 shall lapse on the first anniversary of the effective date of the respective grant, and the restrictions on the remaining shares of restricted Common Stock granted to Executive pursuant to each such grant shall lapse quarterly in arrears over a period of three years following the effective date of the respective grant, commencing with the quarter in which the grant was made. In the event other provisions of this Agreement provide for earlier lapse of the restrictions on any shares of restricted Common Stock included in any grant identified above or in any grant which was made or may be made to Executive by the Company subsequent to the grants identified above, such other provisions of this Agreement shall govern.

2.	All restrictions on any shares of restricted Common Stock contained in the Additional Grant shall lapse immediately upon the effective date of the Grant.

3.	The only restriction on any shares of restricted Common Stock shall be the passage of time in Executive’s employment pursuant to the Agreement; provided, that such restrictions shall not apply to the shares of restricted Common Stock contained in the Additional Grant.

4.	No shares of Common Stock acquired pursuant to the exercise of Options and no shares of restricted Common Stock for which the restrictions have lapsed shall be subject to any right of repurchase or any right of first offer or first refusal by the Company or any other person.

5.	All Options shall have an exercise price equal to the fair market value of the Common Stock at the date of grant as reasonably determined by the Board. For such purposes, the preference and other terms of the Company’s preferred stock shall be considered in determining such fair market value.

6.	The fair market value of any shares of restricted Common Stock included in the Initial Grant shall be no greater than one cent ($0.01) per share.

7.	The fair market value of any shares of restricted Common Stock included in the Additional Grant shall be $0.19 per share.

8.	All Options shall have a term often (10) years from the date of grant.

9.	All Options shall be incentive stock options to the extent permissible under applicable incentive plan requirements.

10.	To the extent that any other employee of the Company is granted a vesting schedule for options or restricted stock that is more favorable to such employee than that granted to the Executive in Sections 1 and 2 of this Exhibit A, the vesting schedule provided herein shall be immediately adjusted to equal such more favorable vesting schedule.